Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of February 28, 2022 by and between Advantage Solutions, Inc., a Delaware corporation (the “Company”), and Tanya Domier (the “Executive”).

WHEREAS, Advantage Sales & Marketing LLC and the Executive are parties to that certain Amended and Restated Employment Agreement dated as of December 17, 2010, as amended by that certain Amendment No. 1 dated October 1, 2013, that certain Amendment No. 2 dated October 7, 2014 and that certain Amendment No. 3 dated June 11, 2021 (the “Existing Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Existing Employment Agreement in its entirety on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1.            Agreement to Employ; No Conflicts.

1.1      This Agreement shall become effective on April 1, 2022 (the “Effective Date”). For the avoidance of doubt, if the Executive’s employment with the Company terminates prior to April 1, 2022, this Agreement shall be void ab initio.

1.2      Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts continued employment with the Company. Executive represents that (a) she is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by her of any agreement to which she is a party or by which she may be bound; (b) she has not, and in connection with her employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which she is or may be bound; and (c) in connection with her employment with the Company she will not use any confidential or proprietary information she may have obtained in connection with employment with any prior employer.

2.          Employment Duties. During the Term, the Executive shall serve as the Executive Chair of the Board of Directors of the Company (the “Board”). During the Term, the Executive will use her best efforts to advance the interests of, and devote her full business time and attention to, the Company’s business and affairs. Executive may engage in appropriate civic, charitable or religious activities, unless the Board in the good faith exercise of reasonable business judgment shall have determined that such activities interfere or conflict with Executive’s responsibilities and are contrary to the Company’s interests. Except as set forth above, Executive will not engage in any other business activities (whether or not she receives any compensation therefor) without the prior written consent of the Board.

3.          Term of Employment. The term of the Executive’s employment hereunder shall commence on the Effective Date and continue through March 31, 2023, subject to earlier termination as provided in Section 6 below. (the “Term”).

4.          Place of Employment. The Executive’s principal place of employment shall be at Austin, Texas.

5.          Compensation: Reimbursement. During the Term, the Company shall pay or provide to the Executive, in full satisfaction for her services provided hereunder the following:

5.1       Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), which shall be equal to $1,000,000 per year, and which shall be subject to annual review and payable in accordance with the payroll policies of the Company for senior executives as from time to time in effect (the “Payroll Policies”), less such amounts as may be required to be withheld by applicable federal, state, and local law and regulations or otherwise elected by the Executive to be withheld. The Base Salary may only be reduced as part of a reduction in the base salary of all executive officers of the Company, and in no event may the Base Salary be reduced below ninety percent (90%) of the Base Salary provided for in this Agreement.

5.2       Cash Bonus. During the Term (and subject to Section 6), the Executive shall be eligible to receive a target bonus of one hundred fifty percent (150%) of the Executive’s Base Salary pursuant to the terms of the Executive Bonus Plan approved by the Board or the compensation committee of the Board (the “Compensation Committee”), based on performance metrics to be established by the Board or the Compensation Committee in its discretion following consultation with the Executive. In addition, for the Company’s fiscal year ending December 31, 2022, Executive shall be eligible for a maximum bonus opportunity of two hundred percent (200%) of the Executive’s Base Salary. If Executive earns a bonus in accordance with the Executive Bonus Plan and performance criteria, Executive’s bonus will be paid in the calendar year immediately following the year to which the bonus relates, on or about March 15 of such year, or, if later, as soon as practicable following the completion of the Company’s audited financial statements for the year to which the bonus relates, and in no event later than December 31 of the calendar year immediately following the year to which the bonus relates, provided that Executive is employed on December 31 of the calendar year in which the bonus relates.

5.3       Equity. As of the Effective Date (and on the same date annual equity grants are made to the other officers of the Company in the ordinary course), the Company shall have granted to the Executive, pursuant to the Company’s 2020 Incentive Plan (the “Plan”), a long-term incentive award (the “LTI Award”) with a grant date fair value of $6,500,000. The LTI Award shall consist of performance share units (each, a “PSU”), which shall become eligible to vest upon the attainment of performance goals as determined by the Compensation Committee. The payout due with respect to the PSUs shall be determined by the Committee after the end of the one-year performance period ending December 31, 2022. PSUs which are earned at the end of the performance period shall vest on March 31, 2023, subject to the Executive’s continued employment with the Company to such date. Each vested PSU shall be paid out in a share of common stock of the Company (“Share”) as soon as practicable following the vesting date, but no later than December 31, 2023. In all other respects, the PSUs shall be subject to the terms and conditions of the Plan, the applicable PSU award agreement and the other documents governing the PSU award.

5.4       Expenses. During the Term, the Company will pay or reimburse the Executive for ordinary and reasonable business-related expenses the Executive incurs in the performance of her duties upon presentation of appropriate documentation. The Company’s maintaining expense reimbursement policies for senior executives consistent with current levels shall be subject to review and approval of the Compensation Committee of the Board (the “Compensation Committee”), which shall make such determinations based on Company performance and industry standard and as needed to comply with applicable law. For business travel, it shall be reasonable to purchase (i) a first-class ticket for flights that are longer than two (2) hours, if reasonable efforts to obtain an upgrade of a coach ticket are unsuccessful, (ii) lodging at four-star or equivalent hotels and (iii) one airline club membership. In accordance with standard terms and conditions, the Executive will be eligible for a company credit card to pay for business expenses, in accordance with the Company’s policies. In addition, the Company shall reimburse the Executive for (x) recreational and dining club dues and (y) rental of entertainment property to the extent that the Executive provides supporting receipts and other appropriate documentation showing that all such rental expenditures were for business purposes; provided that the aggregate of such dues and rental fees in any year shall not exceed two percent (2%) of Executive’s Base Salary.

5.5          Benefits.

(a)       During the Term, the Executive shall be entitled to participate in all health, life, disability and other benefits generally made available from time to time by the Company to its senior executives; provided, however, that the Company shall be entitled to amend, modify or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.

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(b)       During the Term, the Company shall maintain and the Executive shall be eligible to participate in the Company’s Exec-U-Care Plan, the Company’s executive long-term disability plan and other benefit programs; provided, however, that the Company shall be entitled to amend or modify any such plans (collectively, the “Benefit Plans”). Further, the Company’s maintaining any or all of the Benefit Plans for senior executives consistent with current levels shall be subject to review and approval of the Compensation Committee, which shall make such determinations based on Company performance and industry standard and as needed to comply with applicable law.

(c)       If, and to the extent, the Company terminates any of the “Benefit Plans”, the Executive shall be eligible to receive additional compensation in the form of salary equal to the cost to the Executive of securing such benefits through the Company or independently, whichever is lesser, subject to the review and approval of the Compensation Committee.

(d)       If desired by the Company, the Company may seek to obtain a “key man” life insurance policy on the Executive’s life, at the Company’s sole expense and with the Company as the sole beneficiary thereof. The Executive shall (i) cooperate fully with the Company in obtaining such life insurance, (ii) sign any necessary consents, applications and other related forms or documents and (iii) take any required medical examinations.

5.6       Automobile Allowance. During the Term, the Company will provide the Executive with an automobile allowance in the amount not to exceed $2,000 per month, less such amounts as may be required to be withheld by applicable federal, state, and local law and regulations or otherwise elected by the Executive to be withhold, subject to such policies as may from time to time be established and amended by the Company.

5.7       Vacation. The Executive shall be entitled to paid vacation on an as-needed basis, subject to the approval of the Board, so long as her absence from work does not interfere with the performance of her job duties and the interests of the Company. (Notwithstanding this provision, the Executive shall be eligible for forty (40) hours of sick time per year in accordance with the Company’s sick time policy and entitled to any leave of absence for which she would otherwise be eligible in accordance with Company policy or any applicable state or federal law).

5.8       Legal Fees. The Company shall reimburse the Executive for legal fees expended or incurred in connection negotiating the terms of this Agreement up to $20,000.

6.            Termination. The Executive’s employment hereunder may be terminated prior to the expiration of the Term as follows:

6.1       Upon Death or Disability. If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Board, is unable to perform her duties hereunder (with or without reasonable accommodation) for a period of twenty-six (26) weeks during any twelve (12) month period during the Term (a “Disability”), the Company may terminate the Executive’s employment hereunder. In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (a) make herself available for medical examinations by one or more physicians chosen by the Board and reasonably acceptable to the Executive and (b) to the extent reasonably necessary to make such determination, grant to the Board and any such physicians access to all relevant medical information concerning her, arrange to furnish copies of her medical records to the Board and use her best efforts to cause her own physicians to be available to discuss her health with the Board and the Board will keep such records and information confidential except as reasonably necessary to make such determination. If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of her death. If the Executive’s employment is terminated on account of the Executive’s Disability or death, the Executive shall be entitled to receive: (A) the Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Section 5.4; (C) such employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company as of the date of such termination pursuant to the terms thereof (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”); and (D) any bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year (“Accrued Bonus”).

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In addition, if the Executive’s employment is terminated on account of the Executive’s Disability or death, the Company will pay to the Executive or the Executive’s legal representative the Base Salary for twelve (12) months, less any amounts received by the Executive under the Company’s disability policies, if applicable. Such payments will be made in equal installments in accordance with the Payroll Policies for twelve (12) months following such termination. The Executive will also, in the case of a termination for Disability, be entitled to health insurance coverage to the extent permissible under the Company’s health insurance plans (as in existence and as may be amended, modified or terminated by the Company from time to time), for twelve (12) months following the date of such termination. Following such termination of the Executive’s employment on account of the Executive’s Disability or upon the Executive’s death, the Executive shall have no further rights to any compensation or any other benefits with respect to her employment with the Company except as set forth in this Section 6.1.

6.2       For Cause. The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, which continues beyond the period specified below, or if no such period is specified, after a reasonable opportunity to cure (except in the case of matters which the Board determines in good faith are not able to be cured), for Cause (as defined below). If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive the Accrued Rights. Following a termination of the Executive’s employment by the Company for Cause, the Executive shall have no further rights to any compensation or any other benefits with respect to her employment with the Company except as set forth in this Section 6.2. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(a)       dishonesty or gross negligence in the performance of the Executive’s duties hereunder or the Executive’s willful and continued failure to perform her duties hereunder in all material respects (other than as a result of a Disability), which continues beyond 10 calendar days after a written demand for substantial performance specifying such failure(s) is received by the Executive from the Company;

(b)       intentional misconduct in connection with the performance of the Executive’s duties, which continues beyond 10 calendar days after a written demand to cease such conduct is received by the Executive from the Company;

(c)       the Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude;

(d)       a material breach by the Executive of this Agreement or any restrictive covenant(s) entered into by and between the Company and the Executive (including, without limitation, any restrictive covenant agreement or confidentiality, property protection, non-competition and/or non-solicitation agreement executed by Executive, collectively, the “Restrictive Covenant(s)”), which breach, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such breach is received by the Executive from the Company;

(e)       the Company, after reasonable investigation, finds that the Executive has violated material written policies of the Company, including, but not limited to, policies and procedures pertaining to harassment or discrimination, which violation, if curable, continues beyond, or is not cured within, 10 calendar days after a written notice specifying such violation is received by the Executive from the Company;

(f)       a failure or refusal by the Executive to comply with a written directive from the Board (unless the Executive reasonably believes such directive represents an illegal act), which continues beyond 10 calendar days after a written demand for substantial performance specifying such failure(s) is received by the Executive from the Company; or

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(g)       confirmed positive illegal drug test result for the Executive, after the Executive has been given a reasonable opportunity to present evidence refuting such result to the Board.

6.3          Without Cause or With Good Reason.

(a)       The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive and the Executive may terminate Executive’s employment for Good Reason (as defined below) if Executive provides three (3) months prior written notice to the Company, which notice period may be reduced by the Company upon receipt of such notice. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason during the Term, the Executive shall be entitled to receive the Accrued Rights, any Accrued Bonus and, subject to Section 6.6, the additional benefits provided in this Section 6.3.

(b)       The Executive will be entitled to continue to receive as severance Executive’s Base Salary through March 31, 2023. Such payments will be made in equal installments until March 31, 2023 in accordance with the Payroll Policies.

(c)       The Executive will receive a pro-rated portion of the annual bonus payable for the year of termination under Section 5.2, based upon the number of days in the year of termination through the date of termination relative to 365 and based on actual performance as determined by the Compensation Committee, to be paid at the same time as other executives of the Company; provided, that if the date of termination occurs in calendar year 2022, the annual bonus shall not be pro-rated.

(d)       The Executive will continue to vest in any outstanding equity that is scheduled to vest on or prior to the one-year anniversary of the date of termination (without any requirement of continued service), provided, that PSUs shall only vest to the extent of actual performance.

(e)       The Executive will also be entitled through March 31, 2023 to payment of the Company’s portion of post-employment Company-sponsored health insurance premiums under COBRA (at the same levels and costs in effect on the date of termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars)) and subject to Executive’s valid election to continue healthcare coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permissible under the Company’s health insurance plans, subject to applicable taxes and withholdings; provided, that if the Executive becomes covered by the health insurance policy of any subsequent employer during the Severance Period, the continuation of such health insurance coverage and premium payment by the Company shall cease.

(d)       Following a termination of the Executive’s employment by the Company without Cause, the Executive shall have no further rights to any compensation or any other benefits except as set forth in this Section 6.3.

6.4          Resignation Without Good Reason. The Executive may terminate her employment without Good Reason (as defined below) upon three (3) months prior written notice to the Board, which notice period may be reduced by the Board upon receipt of such notice. In the event of such a termination, the Executive shall be entitled to receive the Accrued Rights. Following termination of the Executive’s employment by the Executive without Good Reason, the Executive shall have no further rights to any compensation or any other benefits except as set forth in this Section 6.4. The Executive shall have “Good Reason” for termination of her employment hereunder if, other than for Cause, any of the following has occurred:

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(a)       a reduction in the Base Salary other than as described under Section 5.1 of this Agreement;

(b)       the Company has reduced or reassigned, in any material respect, the duties and responsibilities of the Executive hereunder as Executive Chair and such event has not been rescinded within 60 business days after the Executive notifies the Company that Executive objects thereto;

(c)       the movement by the Company, without the Executive’s consent, of the Executive’s principal place of employment to a site that is more than 50 miles from the Executive’s principal residence; or

(d)        any other material breach by the Company of this Agreement.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his/her employment in connection with any of the foregoing events unless (1) Executive provides the Company with three (3) months prior written notice of such termination, and such notice is provided within ninety (90) days of the initial occurrence of the event constituting Good Reason, (2) such termination is conditioned upon the Company failing to cure the event constituting Good Reason within the thirty (30)-day period following provision of notice and (3) the Company fails to cure such event constituting Good Reason within such thirty (30)-day period.

6.5       Retirement. Subject to Section 6.6, upon the Executive’s Retirement, (x) all of the Executive’s outstanding equity awards shall immediately become 100% vested with respect to the Shares subject thereto (without any requirement of continued service), provided, that PSUs shall only vest to the extent of actual performance and (y) the Executive’s annual bonus payable for 2023 under Section 5.2 shall be pro-rated based upon the number of days of Executive’s employment with the Company in 2023 through the date of Retirement relative to 365 and based on actual performance as determined by the Compensation Committee, to be paid at the same time as bonuses are paid to other executives of the Company. “Retirement” shall mean the Executive’s termination of employment following the end of the Term, provided, that the Executive could not otherwise be terminated by the Company at such time for Cause.

6.6       Release. Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 6.1 (in the case of termination for Disability), 6.3 or 6.5, the Executive must (a) execute and deliver to the Company a general release, substantially in the form attached hereto as Exhibit A (as may be modified only to the extent necessary to (i) have the same legal effect on the date of execution as it would if it were executed on the date hereof and (ii) be in accordance with the limitations and requirements of applicable law) and not subsequently revoke such Release; and (b) be and remain in compliance with her obligations under this Agreement and the Restrictive Covenant(s). In the event that the Executive breaches her obligations hereunder or under the Restrictive Covenant(s), any and all payments or benefits provided for in Sections 6.1, 6.3 or 6.5 shall cease immediately.

6.7       Reduction of Severance. Except as provided above, the amount of any severance payment or benefit shall not be reduced or offset by reason of any compensation earned by the Executive from a subsequent employer, and the Executive will not be under any obligation to seek other employment or to take any other actions to mitigate any severance payments or benefits amounts payable to the Executive.

6.8       Resignations. The Executive shall be deemed to have voluntarily resigned from each officer and each director position she holds with the Company and/or any of its subsidiaries upon the termination of her employment for any reason. The Executive agrees to provide the Company with any documentation reasonably requested by it to evidence such resignation(s) promptly following the Company’s request.

6.9       Sole and Exclusive Remedy. It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 6 shall be the Executive’s sole and exclusive remedy in the case of termination and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.

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6.10       Return of Information. On or before the termination of Executive’s employment, or at any time upon demand of the Company, for whatever reason, Executive will return to the Company, all Company property, equipment, confidential information, records, electronically stored data and other materials relating to Executive’s employment, including tools, documents, papers, computer software and passwords and other identification materials. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors or agents that may be in Executive’s possession or control.

7.           Non-Disparagement; Survival.

7.1       Non-Disparagement. In consideration of the Company’s obligations hereunder, the Executive shall not, during the Term and for a period of twenty-four (24) months thereafter: (i) make any statement disparaging or criticizing the Company, or any products or services offered by the Company or any of its affiliates; or (ii) make any other statement which would be reasonably expected to (a) impair the goodwill or reputation of the Company or (b) impair the goodwill or reputation of any products or services offered by the Company or any of its affiliates. For avoidance of doubt, the foregoing shall not prohibit the Executive during the Term from discharging her duties by providing constructive criticism to her peers and superiors within the Company concerning the Company’s products and services for the purpose of improving their quality and efficiency or from responding to a valid subpoena or other forms of legal process.

7.2       Survival. The covenants, provisions, terms and conditions of Sections 6 and 7 of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment regardless of the circumstances of or reason for such termination.

8.           Certain Agreements.

8.1       Customers, Suppliers. The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any clients or customer of or supplier to the Company, other than the ownership of less than five percent (5%) of the securities of any class of corporation whose shares are listed or admitted to trade on a national securities exchange or are quoted on Nasdaq or a similar means if Nasdaq is no longer providing such information.

8.2       Code of Conduct. The Executive has reviewed and is familiar with, and agrees to abide by the Company’s Code of Business Conduct and Ethics, as may be amended from time to time.

9.           Necessary Amendments to Comply with Section 409A. The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or be provided in a manner that complies with Section 409A of the Code and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Section 6 shall be delayed for a period of six (6) months following the Executive’s termination of employment to the extent and up to the amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. The release to be executed pursuant to Section 6.6 shall be executed by Executive no later than thirty (30) days following Executive’s separation from service (such date, the “Release Date”), and if Executive fails or refuses to do so, Executive shall forfeit the right to such severance compensation as would otherwise be due and payable. If Executive executes such release, payment of the severance compensation that becomes payable hereunder shall commence on the Company’s first payroll date that is coincident with or immediately following the Release Date, and Executive shall receive any severance compensation that otherwise would have been paid prior to such payroll date absent the application of this Section 9 in a lump-sum payment on such payroll date.

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10.          Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one (1) day after delivery to an overnight delivery courier or (d) on the fifth (5th) day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)       For notices and communications to the Company:

Advantage Solutions Inc.

15310 Barranca Parkway, Suite 100

Irvine, CA 92618

Fax: 858-431-1150

Attention: General Counsel

(b)       For notices and communications to the Executive, to the Executive’s most recent address on file with the Company. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

11.          Parachute Payments.

11.1       Notwithstanding any other provisions of this Agreement or any employee benefit plans, programs or arrangements, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 6 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 11(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

11.2       The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, that in case of subclauses (ii), (iii) and (iv), reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

11.3       The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax; provided that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code, (the “Independent Advisors”) to make determinations regarding the application of this Section 11.

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The Independent Adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date on which Executive’s right to the Total Payments is triggered, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax) or the Company. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. Any good faith determinations of the Independent Adviser made hereunder shall be final, binding, and conclusive upon the Company and Executive.

11.4       In the event it is later determined that to implement the objective and intent of this Section 11, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company; or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in the imposition of an excise tax under Section 409A of the Code.

12.          Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States government agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.          General.

13.1       Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Irvine, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect. The arbitrators shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, reimbursement of costs, including those incurred to enforce this Agreement and interest thereon. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator’s decision on the merits.

Notwithstanding anything herein to the contrary, the Company or the Executive shall be entitled to bring an action for equitable relief, including injunctive relief and specific performance in any court of competent jurisdiction.

13.2       Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

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13.3       Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.4       Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of her employment by the Company or reasons for the cessation of such employment, and inure to the benefit of her administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by her. The Company may assign this Agreement and its rights, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; or (b) to any wholly owned subsidiary of the Company; provided that the Company shall remain liable for all of its obligations hereunder. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

13.5       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

13.6       Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

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13.7       Rules of Construction. Each of the parties acknowledges that it has been represented by (or has had the opportunity to be represented by) independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel (if the party has elected to obtain such advice). Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

13.8       Entire Agreement. This Agreement (together with the documents referred to herein, including without limitation the Plan and the Restrictive Covenants) supersedes all prior agreements between the parties and Advantage Sales & Marketing LLC with respect to its subject matter (including, without limitation, the Existing Employment Agreement), and is a complete and exclusive statement of the terms of the agreement between the parties and Advantage Sales & Marketing LLC with respect thereto.

13.9       Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

ADVANTAGE SOLUTIONS INC.

By:	/s/ Bryce Robinson
Bryce Robinson
General Counsel & Secretary

EXECUTIVE

/s/ Tanya Domier
Tanya Domier

[Signature page to Employment Agreement]

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EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General. Release (the “Agreement”) is entered into by and between Tanya Domier (“Employee”), on the one hand, and Advantage Sales & Marketing LLC, a California limited liability company (the “Company”), on the other hand.

WHEREAS, Company employed Employee pursuant to that certain Amended and Restated Employment Agreement dated as of                 , 2022, as amended or otherwise modified from time to time (the “Employment Agreement”);

WHEREAS, Employee’s employment and all of Employee’s positions with Company and its subsidiaries and affiliates terminated effective [DATE] (the “Termination Date”);

WHEREAS, Employee seeks to obtain the payments and benefits provided under the Employment Agreement;

WHEREAS, Employee acknowledges that Employee has received all accrued wages, bonus, vacation/paid time off, and any other compensation due as of the Termination Date; provided, however, that Employee understands Employee may subsequently receive a separate check for reimbursement of reasonable business expenses in accordance with Company policies; and

WHEREAS, capitalized terms used, but not defined in this Agreement, shall have the meanings ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in an effort to put any and all disputes behind the parties, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties have agreed to settle finally and forever any and all claims between them of any nature whatsoever relating to or arising from Employee’s employment by Company and/or the termination of that employment.

1.       Effective Date. This Agreement shall not become effective unless and until (i) the Company has received this Agreement signed by Employee without modification; and (ii) the seven (7)-day revocation period referenced herein has expired and Employee has not revoked Employee’s assent to this Agreement, and shall thereafter be effective as of the date such revocation period terminates without exercise (the “Effective Date”).

2.       Severance Pay and Benefits. Provided that (i) the Effective Date has occurred; (ii) Employee has not revoked Employee’s assent to this Agreement; and (iii) Employee has returned all Company property (including without limitation any and all confidential and proprietary information) issued to Employee in connection with Employee’s employment with the Company:

2.1       Company shall pay Employee the gross amount of [$AMOUNT], which represents [APPLICABLE TIME PERIOD] (    ) months (the “Severance Period”) of Employee’s current Base Salary under the Employment Agreement, less normal, customary, and required withholdings for federal and state income tax, FICA, and other taxes (“the Severance Pay”). Unless terminated earlier pursuant to the Employment Agreement, the Severance Pay shall be paid in pro rata amounts over the Severance Period in accordance with the Company’s payroll practices. The first installment of the Severance Pay shall be made as soon as administratively possible following the Effective Date.

2.2       Company shall pay Employee the pro rata bonus in accordance with Section [ ] of the Employment Agreement and shall cause the additional vesting provided for in Section [ ] of the Employment Agreement.

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2.3       Company shall pay Employee the following: [ ]  months of the Company’s portion of post-employment company-sponsored health insurance premiums under COBRA ((at the same levels and costs in effect on the date of termination (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars)) (“Severance Benefits”), to the extent permissible under the Company’s health insurance plans including, if permitted and still maintained by the Company, Benicomp (subject to applicable taxes and withholdings).

(a)       The Company will make the first monthly Severance Benefits payment to Employee as soon as administratively possible following (i) the Effective Date, and (ii) receipt by Company of notification that Employee has made the necessary election of benefits continuation under COBRA. Unless terminated earlier pursuant to the Employment Agreement or at the election of Employee, the Company will continue to pay Employee the monthly installment of the Severance Benefits for the Severance Period, so long as the Company receives notification that the Employee is continuing to pay the necessary premiums to the carrier or COBRA administrator.

(b)       Employee will be responsible for paying the full amount of the premium, plus applicable administrative fees, to the carrier or COBRA administrator.

2.4       The entire amount of the payments set forth in Section 2 and its subsections paid by the Company to Employee is considered taxable income and will be reported on a Form W-2 issued to Employee for the applicable year.

2.5       In the event the Company, after reasonable investigation, determines that Employee has breached Employee’s obligations under (i) this Agreement, (ii) any Confidentiality, Non-Solicitation and/or Non-Competition Agreement to which Employee and the Company are parties, (iii) the Restrictive Covenants, (iv) the confidentiality or non-disparagement obligations contained in the Employment Agreement, or (v) the Seventh Amended and Restated Agreement of Limited Partnership of Karman Topco L.P. as amended, supplemented, or otherwise modified from time to time, the (“LP Agreement”), if applicable, Employee’s eligibility for the Severance Pay and Severance Benefits shall cease immediately. Moreover, from the date of the breach, the Company shall be entitled to recover payments in excess of one thousand dollars ($1,000.00) made to the Employee for Severance Pay under this Agreement.

2.6       Employee acknowledges that the Severance Pay and Severance Benefits exceeds any earned wages or anything else of value otherwise owed to Employee by the Company.

3.           General Release of Claims.

3.1       Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies, and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves Company, its parents, subsidiaries, and affiliates (“Advantage Companies”) and each of their respective partners, officers, directors, managers, shareholders, members, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations, and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, rights, remedies, and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with Company or the termination of Employee’s employment by Company (hereinafter referred to as “Employee’s Released Claims”), from the beginning of time up to and including the Effective Date, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract including but not limited to the Employment Agreement and any bonus or other compensation plan, (ii) any common law (including but not limited to any tort claims),

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or (iii) any federal, state, or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, veteran status, age, immigration, or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any state or local wage and hour laws (to the fullest extent permitted by law), and/or any state or local laws which prohibit discrimination or harassment of any kind, including, without limitation, the California Family Rights Act and the California Fair Employment and Housing Act; provided, however, that Employee’s release does not waive, release, or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for workers’ compensation benefits and unemployment benefits.

3.2       Employee represents and warrants that Employee has brought no complaint, claim, charge, action, or proceeding against any of the Advantage Companies in any jurisdiction or forum, nor will Employee, from the Effective Date forward, encourage any other person or persons in doing so. Employee covenants and agrees never to pursue any judicial proceedings against the Company Releasees asserting any of the Employee’s Released Claims and (notwithstanding the above representation and warranty) to dismiss forthwith any such proceedings initiated to date. Employee shall not bring any complaint, claim, charge, action, or proceeding to challenge the validity of this Agreement or encourage any other person or persons in doing so. Notwithstanding the foregoing, nothing herein shall prevent Employee from filing or from cooperating in any charge filed with a governmental agency; provided, however, Employee acknowledges and agrees that Employee waiving the right to any monetary recovery should any agency (such as the Equal Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit. Further, nothing herein shall prevent Employee from challenging the validity of the release of Employee’s claims, if any, under the Age Discrimination in Employment Act.

3.3       Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Released Claims.

4.           Waiver of Unknown Claims. Employee expressly acknowledges that Employee has read and understood the following language contained in Section 1542 of the California Civil Code:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

But for the obligations arising from this Agreement, having reviewed this provision, Employee nevertheless hereby voluntarily waives and relinquishes any and all rights or benefits Employee may have under section 1542, or any other statutory or non-statutory law of similar effect. Thus, Employee expressly acknowledges this Agreement is intended to and does include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement extinguishes any such claims. Employee warrants that Employee has consulted counsel and/or has had the opportunity to consult with counsel about this Agreement and specifically about the waiver of section 1542 (or other state law of similar effect) and that Employee understands the section 1542 (or other state law of similar effect) waiver and freely and knowingly enters into this Agreement. Employee acknowledges that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so, Employee agrees that the releases contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.

5.          No Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Company Releasees.

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6.       Cooperation. Employee hereby agrees to cooperate with and provide requested assistance to Company with respect to any claim, cause of action, litigation, or other matter involving the Company, in which: (a) Employee (i) has significant knowledge, or (ii) was intimately involved, during the course of Employee’s employment; and (b) such requested assistance and/or cooperation is reasonably necessary and appropriate. For the avoidance of doubt, nothing in this Section 6 is intended to require Employee to provide anything but truthful and accurate information or testimony in the event Employee is asked for information or called to testify.

7.       Return of Information and Property. Employee represents that as of the date of Employee’s execution of this Agreement, Employee has returned to the Company, all Company property, equipment, confidential information, records, electronically stored data, and other materials relating to Employee’s employment, including tools, documents, papers, computer software, passwords, and other identification materials, ID cards, keys, credit cards, personal computers, tablets, cell phones, and/or instruction manuals. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, employees, or agents that may be in Employee’s possession or control. All such Company property must be returned by Employee in order for Employee to commence receiving the Severance Pay and Severance Benefits provided under Section 2 hereof.

8.       Compliance with Prior Restrictive Covenants. Employee hereby reaffirms Employee’s obligations under the Restrictive Covenants.

9.       Remedy for Breach.

9.1       Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction, without bond, restraining Employee from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.

9.2       Employee agrees that Employee’s obligations under this Agreement shall be absolute and unconditional.

9.3       The foregoing shall in no way limit the Company’s rights under Section 2.4 of this Agreement.

10.       Other Rights & Obligations. Nothing in this Agreement shall limit any rights or obligations of the Employee under the LP Agreement or any other agreement pertaining to Employee’s ownership of Units (as defined in the LP Agreement).

11.       Confidentiality. Employee agrees the terms and conditions of this Agreement shall be confidential and shall not be disclosed except (as applicable) (i) as required by subpoena or otherwise by law; (ii) to an accountant or tax preparer for the purposes of preparing tax returns only; (iii) to Employee’s attorney; or (iv) to Employee’s spouse; provided, however, that Employee advises the person receiving such information of the confidentiality obligations required as to such information, and such person commits to keep such information confidential on terms no less stringent than the terms of this Agreement. Further, if Employee receives a subpoena, court order, or other compulsory process requiring disclosure of the terms of this Agreement, Employee shall provide written notice to the Company so as to afford the Company a reasonable opportunity to seek a protective order, to the fullest extent permitted by law. If application for a protective order is made promptly by the Company, Employee shall not disclose the terms of this Agreement prior to receiving a court order or consent of the Company.

12.       Employee Representations. Employee represents and agrees that Employee (a) has suffered no injuries or damages in the course and scope of Employee’s employment with the Company that Employee did not already report to the Company; (b) fully understands all terms of this Agreement and is signing it voluntarily and with full knowledge of its significance; and (c) is not relying and has not relied upon any representation or statement made by the Company or its agents, representatives, or attorneys, with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.

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13.       Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) by hand (with written confirmation of receipt), (b) by registered mail, return receipt requested, or (c) by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by notice given in accordance herewith).

As to Employee:

As to Company:

Advantage Solutions Inc.

15310 Barranca Parkway, Suite 100

Irvine, CA 92618

Attn: General Counsel

14.       No Modification. No modification to any term or provision contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

15.       Severability. If any provision of this Agreement is held to be unenforceable for any reason, all of the remaining parts of the Agreement shall remain in full force and effect.

16.       No Assignment. Each party represents Employee or it has not assigned any portion of the Employee’s Released Claims to any third party.

17.       Choice of Law. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

18.       Integration. This Agreement contains the entire agreement between the parties hereto and, except as expressly referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions, or understandings between or among the parties hereto relating to the subject matter hereof. No oral understanding, statements, representations, promises, or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the parties to this Agreement. Other than these exceptions noted herein and the provisions of the Employment Agreement which survive termination by their express terms (including without limitation the Restrictive Covenants), Employee understands that all prior agreements between Employee and the Company are terminated and that neither Employee nor the Company has any continuing rights or obligations under any such agreement(s).

19.       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

20.       Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the successors and assigns of each party. With respect to Employee, this Agreement shall also bind and inure to the benefit of Employee’s heirs and assigns.

21.       Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

22.       ADEA Provisions and Notification. In compliance with the requirements of the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act of 1990, Employee acknowledges by Employee’s signature below that, with respect to the rights and claims waived and released herein under the ADEA, Employee has read and understands this Agreement and specifically understands the following:

22.1       That Employee is advised to consult with an attorney before signing this Agreement;

22.2       That Employee is releasing the Company Releasees from, among other things, any claims which Employee might have against any of them pursuant to the ADEA as amended;

22.3       That the releases contained in this Agreement do not cover any rights or claims that may arise after the date on which Employee executed this Agreement;

22.4       That Employee has been given a period of twenty-one (21) days in which to consider this Agreement but if Employee elects to forego any portion of the twenty-one (21)-day period Employee understands and agrees that Employee does so voluntarily and is waiving the balance of the twenty-one (21)-day period; and

22.5       That Employee may revoke this Agreement during the seven (7)-day period following the date of Employee’s execution of this Agreement by giving written notice of said revocation in accordance with the notice provision of this Agreement, and that this Agreement will not become binding and effective until the seven (7) day revocation period has expired.

Dated: , 20
Tanya Domier

Advantage Solutions Inc.

Dated: , 20	By:
Name:
Its: Chief Executive Officer

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